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                                                                     EXHIBIT 5.4



                               FORM OF OPINION OF

                  LUKAS, MCGOWAN, NACE & GUTIERREZ, CHARTERED





                                                      June ___, 1996
(202) 828-9475


Lehman Brothers Inc.
Donaldson, Lufkin & Jenrette
         Securities Corporation
Chase Securities, Inc.
Toronto Dominion Securities (USA) Inc.
c/o Lehman Brothers Inc.
3 World Financial Center
New York, New York  10285

         Re: PCS Development Corporation ("PCSD" or the "Company") -- Issuance of $150,000,000 (Initial Accreted Value) of ______% Senior Discount Notes (the "Notes") with Warrants (the "Warrants") to purchase ____ shares of Class B Common Stock (the Notes and Warrants collectively are referred to herein as the "Units")

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the issuance of the Units ("Offering") pursuant to the Form S-1 Registration Statement of PCSD, Registration No. 333-2162, as amended, (the "Form S-1"), as representative of the several Underwriters named in Schedule 1 to the Underwriting Agreement entered into with respect to the Units. Unless otherwise indicated, capitalized terms used in this opinion have the meanings ascribed to them in the Form S-1.

         This firm has acted as communications counsel for the Company. In connection with the delivery of this opinion, we have examined a copy of the Form S-1, including all amendments and exhibits filed through the date of this letter. We have also examined those
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June 13, 1996
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records maintained by the Federal Communications Commission ("FCC") that are available for public inspection, and such other documents and matters of law as we have deemed necessary or appropriate for purposes of this opinion. We have also interviewed appropriate representatives of the Company as we have deemed reasonably necessary to render this opinion (collectively, "Our Inquiry").

         In making Our Inquiry, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic) and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We have also assumed the accuracy and completeness of the FCC's files. As to all questions of fact material to this opinion, we have relied solely upon the representations and warranties of the Company contained in the Underwriting Agreement and made by its representatives as part of Our Inquiry. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

         When used in this opinion, the term "our knowledge" refers to the actual knowledge of the attorneys currently in this firm who have been actively involved in the Company's representation. Whenever our opinion with respect to the existence or nonexistence of facts is qualified by the phrase "to our knowledge," or some similar phrase, it is intended to indicate that no information has come to the attention of those attorneys in the course of our representation that would give them actual knowledge that our opinion with respect to the existence or nonexistence of such facts is inaccurate. We have not undertaken any independent investigation of the Company or its facilities to determine the existence or nonexistence of such facts, other than Our Inquiry identified above. Our opinion, therefore, does not encompass any matter which would be apparent, inter alia, only as a result of such an investigation. Whenever our opinion is qualified by the phrase "after Our Inquiry" or some similar phrase, it is intended to indicate that we undertook Our Inquiry as described herein, but did not undertake any independent investigation or evaluation to confirm the accuracy or completeness of the responses to Our Inquiry. No inference as to our knowledge of the existence or nonexistence of facts, other than facts of which we have obtained actual knowledge as a result of our representation, should be drawn from the fact of our representation of the Company.

         This opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith.
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June 13, 1996
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         For the purpose of giving this opinion, we are not admitted in and/or do not practice in any jurisdiction other than the District of Columbia. This opinion should not be construed to render an opinion on any matter of state law with respect to the Company. This opinion is limited solely to matters arising under the Communications Act of 1934, as amended ("Act"), the FCC's rules, regulations, and published policies ("Rules"), and we express no opinion concerning any other law, federal, state or local or of the regulation of any other federal, state or local agency or administrative body.

         Based upon and subject to the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion, to our knowledge, after our Inquiry, that:

         1. Exhibit A to this letter is a list of the operating licenses issued by the FCC to the Company or to the indicated Restricted Subsidiary of the Company ("FCC Licenses"). The FCC Licenses are in full force and effect and have not been reversed, stayed, set aside, annulled or suspended. The FCC Licenses are valid until the expiration date shown on the face of the FCC Licenses, subject to the construction requirements of 47 C.F.R. Section 24.103(b). The FCC Licenses are the only licenses, permits, authorizations, consents or approvals required under the Act and the Rules for the construction and operation of the national narrowband PCS system discussed in the Form S-1 licensed to the Company.

         2. No exemption, consent, approval, order or authorization of, or registration, declaration or filing with, the FCC is required by the Company in connection with the issuance and sale of the Units, the detaching or exercise of the Warrants or the Issuance of the Warrant Shares upon the exercise of the Warrants.

         3. Neither the issuance and sale of the Units by the Company, the detaching or exercise of the Warrants nor the issuance of the Warrant Shares upon the exercise of the Warrants will result in the application to the Company of the FCC's unjust enrichment sanctions with respect to the Company's classification as a small business or a business owned by members of minority groups and/or women in the FCC's narrowband PCS regional auction, or the Company's classification as a small business in the FCC's 900 MHz SMR auction, and after the issuance of the Units the Company will continue to be eligible for the benefits that accrued to it in those auctions. In arriving at this opinion, we have relied upon a ruling we obtained from the FCC's Commercial Wireless Division staff as to whether the FCC would apply the unjust enrichment provision of Section 24.309(f) should the total equity interest held by the Control Group in the Company be reduced to less than twenty-five percent (25%) in connection with the issuance by the Company of its Series A Preferred Stock (the "Ruling"). We note that private letter rulings concerning the interpretation of the
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FCC rules made by the FCC's staff are not binding upon the FCC.  We nevertheless have relied on such interpretations as the best available source.

         4. There is not now pending or threatened any litigation, proceeding, inquiry or investigation before the FCC that might result in a termination, revocation or other material impairment of the FCC Licenses. The FCC has not issued, or threatened to issue, Notice of Apparent Liability against the Company.

         5. Neither the issuance and sale of the Units, the detaching or exercise of the Warrants, or the issuance of the Warrant Shares upon the exercise of the Warrants, nor the consummation of any of the transactions contemplated by the Form S-1, will contravene any provision of the Act or the Rules with respect to the FCC Licenses.

         6. The statements contained in the Form S-1 under the captions "Risk Factors - Potential Loss of FCC Financing and Bidding Credits," "Business-Spectrum," "Business-Regulation," and "Description of FCC Auction Benefits" constitute a fair and accurate summary thereof, and we have no reason to believe that such statements contain any untrue statement of material fact or omit to state a material fact necessary to make such statement therein not misleading.

         This opinion is being provided to you solely for your use. This opinion may not be quoted to, copied, delivered to, or relied upon by anyone other than you in connection with the transaction and for no other purpose without our prior written consent. It may not be relied upon by any purchaser of the Units, Warrants or Warrant Shares in the Offering, or any subsequent purchaser. This opinion is effective only as of the date hereof and we undertake no professional responsibility to advise you as to any subsequent event either in the nature of a change of fact or law, as to which we may become aware. This opinion should not be assumed to state general principles of law applicable to transactions of this kind. Where opinions may be expressed or implied concerning the financial effect or possible effect of any event upon the Company or its business, you should be advised that we have no particular expertise in such matters, and you rely on such opinion at your risk.

                                  Very truly yours,

                                  LUKAS, MCGOWAN, NACE & GUTIERREZ,
                                     CHARTERED

                                  By:
                                     -----------------------------------------
                                           David A. LaFuria